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                                                                    EXHIBIT 99.1

NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                        Joseph P. Gallagher, III
Chief Executive Officer                                  Chief Financial Officer
(985) 872-2100                                                    (985) 872-2100

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FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 8, 2001


                         GULF ISLAND FABRICATION, INC.
                          SIGNS AGREEMENT TO CONSTRUCT
                         TOPSIDES FOR GUNNISON PROJECT


HOUMA, LA - GULF ISLAND FABRICATION, INC. (NASD: GIFI) Gulf Island Fabrication, Inc. announces that its wholly owned subsidiary Gulf Island, L.L.C., has executed an agreement with Kerr-McGee Oil & Gas Corp. to fabricate the topsides for the Gunnison Spar Platform for Garden Banks Block 668. Financial terms are undisclosed.

Kerr-McGee Oil & Gas Corp., a subsidiary of Kerr-McGee Corp. (NYSE: KMG), owns 50% interest in the field and is operator. Nexen Petroleum USA, Inc., a wholly owned subsidiary of Nexen, Inc., (NYSE: NXY) and Cal Dive International, Inc. (NASD: CDIS) are also partners in the Gunnison project with ownership of 30% and 20% respectively.

Fabrication will start in the fourth quarter of 2001 and the topsides will be delivered in 2003 to support first production in 2004. The water depth for the project is 3,150 feet. The company will use its existing facilities and labor in Houma, La., to complete the project. The projected revenues and manhours on this project were included in the backlog numbers released on Oct. 24, 2001.

Gulf Island Fabrication, Inc., based in Houma, La., is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales, and the fabrication of offshore living quarters.

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